EXHIBIT 16.1

PEACH GODDARD

CHARTERED ACCOUNTANTS

March 11, 2003

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

U.S.A.

Re:

Anticus International Corporation

Commission File Number 333-101420

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated March 14, 2003.

Our independent auditor’s report on the financial statements for the period ended September 30, 2002 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern.

There were no disagreements with Anticus International Corporation on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Yours truly,

/s/ Jim Peach

Jim Peach C.A.

Suite 202 - 1112 Austin Avenue, Coquitlam, B.C. V3K 3P5     Telephone: (604) 931-1207 Facsimile: (604) 931-1208